                                                                Exhibit 10.7

                               JOINT VENTURE AGREEMENT

    This Agreement is made and entered into this 4th day of September, 1990 by and among Unify Corporation Delaware, Inc., a Delaware corporation ("UC"), AIR Co., Ltd., a Japanese corporation ("AIR"), and Sumitomo Metal Industries, Ltd., a Japanese corporation ("SMI").

                                     WITNESSETH:

    WHEREAS, the parties hereto (hereinafter collectively referred to as the "Parties" and individually the "Party") desire to jointly operate a Japanese corporation, which will market, sell and distribute the products developed by UC;

    WHEREAS, UC has incorporated a wholly owned subsidiary in Japan with the name of Unify Japan K.K. (the "Company") as the base of the joint venture company (also referred to as the "Company") contemplated herein;

    WHEREAS, UC is a wholly owned subsidiary of Unify Corporation, a California corporation ("Unify");

    WHEREAS, SMI and AIR agree to use the Company as an entity to become the joint venture company and to invest in the Company;

    WHEREAS, the Parties desire to stipulate the details of the structure of the joint venture and the terms and conditions related to the operation thereof including but not limited to each Party's assistance or role to the Company in order to realize its successful business.

    NOW, THEREFORE, in consideration for the promises and covenants contained herein, the Parties hereby agree as follows:

    Section 1.  REORGANIZATION OF THE COMPANY

    1.1 UC shall procure that, as soon as practicable after this Agreement is executed, the Company shall take the necessary steps to file and register the Amended Articles of Incorporation in the form of EXHIBIT I attached hereto ("Amended Articles") and to consummate the Recapitalization as set forth in
Section 2 hereof.


                                         -1-

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    1.2  The name of the Company shall be UNIFY JAPAN CORPORATION in English and YUNIFAI JAPAN KABUSHIKI KAISHA in Japanese.

    1.3  The business of the Company shall be;

         (a) to market, sell and distribute all the products of UC including, but not limited to, all current and future versions of those products described in EXHIBIT II attached hereto (the "Products"), and to render services related thereto, in Japan;

         (b) any other business incidental or relating to the business set forth above; and

         (c)  any other business that may be agreed upon by the Parties.

    Section 2.  RECAPITALIZATION

    2.1 The Company shall, as soon as practicable after the date hereof, newly issue sixty (60) voting shares of common stock designated as "Common Stock" in the Amended Articles and eight (8) voting shares of preferred stock designated as "Preferred A Stock" in the Amended Articles. The Company shall issue thirty-three (33) shares of Common Stock to UC, twelve (12) shares of Common Stock and eight (8) shares of Preferred A Stock to SMI, and fifteen (15) shares of Common Stock to AIR.

    The shares to be issued pursuant to this Subsection shall be subscribed to by the Parties so that the shareholdings in the Company by the respective Parties shall be as set forth below at the time of the completion of the issuance of new shares and subscription thereof as set forth in this Subsection (the "Recapitalization") (but before the transfer of shares of Common Stock from UC to SMI pursuant to Section 10 has been consummated).

                             Number of Shares         Subscription
Class         Subscriber     to be subscribed to      Price per share
- -----         -----------    --------------------     ----------------

Common        UC                  65                       Y 50,000
              SMI                 12                       Y 50,000
              AIR                 15                       Y 50,000

Preferred
A Stock       SMI                  8                   Y 32,625,000


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    2.2  The Preferred A Stock shall have the features as specified in the
Amended Articles, including, but not limited to, full voting rights.

    2.3 Each Party who subscribes to the shares in the Recapitalization shall pay the subscription prices in cash, wire transfer or cashier's check at the bank or trust company designated by the Company.

    For the purpose of this Agreement, the Recapitalization shall be deemed to have been completed on the next day after the day on which the Parties have paid, as specified by the Company, the subscription price for the shares to be issued by the Company in the Recapitalization.

    2.4 The Parties agree that, except as contemplated herein throughout the term of this Agreement, the Company shall not (i) issue any common stock at the price less than Fifty Thousand Yen (Y50,000) per share or any Preferred A Stock at the price less than Thirty-Two Million Six Hundred Twenty-Five Thousand Yen (Y32,625,000) per share unless such issuance is unanimously agreed upon by the Parties, nor (ii) issue any security which is convertible to, or entitles the holder thereof to subscribe for, the shares of any Common Stock or Preferred A Stock which bears the conversion price or subscription price, as the case may be, less than the respective per share prices set forth in the preceding clause.

    2.5 Immediately following the completion of the Recapitalization, the Amended Articles shall be amended further to provide for an authorized capital of three hundred eighty-seven (387) shares of Common Stock and thirteen (13) shares of Preferred Stock.

    2.6 Notwithstanding any provision to the contrary in the Amended Articles, the Company shall not issue any shares of voting stock, the number of which is not the same as the number of all of the then outstanding voting stock or an integral divisor or multiple thereof unless otherwise agreed by the Parties, provided that this provision shall not apply to the issuance of five shares of Preferred B Stock in the Secondary Financing.

    Section 3.  REPRESENTATIONS AND WARRANTIES

    3.1 UC understands that SMI and AIR agree to use the Company as the joint venture vehicle relying on the following representations and warranties by UC, which representations and


                                         -3-

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warranties were made as follows as of the date hereof, (a) the Company is duly incorporated and validly exists under the laws of Japan, (b) only 32 shares of Common Stock of the Company have been issued as of the date hereof and no other security of any kind, including any security which can be convertible to, or entitles the holders thereof the right to subscribe for, any share of the Company, has been issued or is outstanding and there is no other outstanding right, subscription, warranty, preemptive right, option or agreement that entitle any party or share or security of the Company (other than as provided herein), (c) the Company has not borne or undertaken any present or future, fixed or contingent, liability or indebtedness to any party or person, nor has the Company entered into any agreement with any party or person, in either case except for those undertaken by the Company in the ordinary course of business of the Company which were succeeded to by the Company from AIR (other than as provided herein and other than any indemnity agreement entered into with any director in connection with the formation and organization of the Company), (d) there is no employee or director benefit plan adopted or maintained by the Company, (e) there is no litigation, cause of action by any party or person against the Company, or any threat thereof,
(f) the transaction contemplated under this Agreement shall not cause any liability or responsibility of the Company to any party or person, (g) all the representations and warranties made in this Subsection shall be true and accurate on the Effective Date (as hereinafter defined). Notwithstanding the foregoing, SMI and AIR acknowledge that in entering into this Agreement, neither is relying upon any representations or warranties from the Company, UC or Unify regarding the current or future financial or business prospects or success of the Company, UC or Unify.

    3.2 UC agrees that it will indemnify and hold harmless SMI and/or AIR from and against any losses, liabilities, damages, costs or expenses based upon, arising out of, or otherwise in respect of any inaccuracy in or breach of any representation or warranty contained in Subsection 3.1. The provision in this Section shall survive the termination of this Agreement with respect to any Party or Parties by reason that it or they cease to be shareholders of the Company.

    3.3 SMI and AIR each represent and warrant to UC that as of the date of this Agreement there is no written or unwritten agreement pursuant to which SMI, or any of its affiliates, currently owns a controlling interest in AIR or have any right, option or obligation to acquire AIR or a controlling interest in AIR and that no such arrangement is presently contemplated. SMI and AIR agree to notify UC in writing if SMI or any of its affiliates obtains any such right, option or obligation during the term of this Agreement or if any such arrangement is contemplated by the parties in the future.

    Section 4.  TRANSFER OF SHARES OF STOCK

    4.1 Notwithstanding, but without violating any provision of the Amended Articles, if any Party wishes to sell any shares of Common Stock or Preferred Stock (collectively "Stock") held by it, it shall first offer the shares to all the other Parties holding the shares of any voting Stock by giving notices to all of them and to the Board of Directors identifying the number of shares to be sold, the price desired by the offering Party, the third party purchaser to which the Party proposes to sell the shares if the shares are not purchased by the other Parties and other terms, if any, of the sale. The other Parties holding the shares of Stock shall be entitled, by giving a notice of acceptance to the offering Party and to the Board of Directors of the Company within thirty
(30) days after receipt of such notice of offer, to purchase a part or all of the shares so offered subject to the terms and conditions set forth in the notice of offer. In case of competition among the other Parties who are entitled, and made acceptance notice, to purchase the shares, the shares so offered shall be allocated to the competing Parties in proportion (as nearly as possible to avoid fractional shares but not increasing the number of shares so sold) to their then current holding ratio of the voting stock of the Company.

    4.2 The Party who sent a notice of acceptance pursuant to Subsection 4.1 above shall pay in cash the purchase price within thirty (30) days after the expiration of the thirty (30) day period for which the offer is open, and the offering Party shall, in exchange for the receipt of the payment, transfer the shares so purchased to the purchasing Party(ies).

    4.3 In case and to the extent all the shares so offered are not accepted by the other Parties within the thirty (30) day period, the shares which remain unpurchased may be offered and sold within thirty (30) days after the expiration of the above thirty (30) day period, provided that the price and other terms of the sale shall not be more favorable to the third party purchaser than those offered to the other Parties, that the third party purchaser is that same as identified in the transferor's notice to the other Parties in accordance with Section 4.1, and provided further that the third party purchaser shall agree to be bound by this Agreement and undertake any and all rights and obligations of the offering Party under this Agreement except for Section 9.

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    4.4  The Parties agree to cause their respective nominees on the Board of
Directors of the Company to vote to approve any transfer of shares in accordance with this Section 4.

    Section 5.  DIRECTORS OF THE COMPANY

    5.1 Notwithstanding the provision in the Amended Articles with respect to cumulative voting, and except as provided in Section 5.3, the Board of Directors shall consist of five (5) directors of which three (3) shall be nominated by UC and the other two (2) shall be nominated by SMI and AIR, respectively. The provisions of this Section 5.1 shall apply only as long as the holding ratio of Common Stock among the Parties remains unchanged form that at the time immediately after the completion of (i) the Recapitalization as set forth in Subsection 2.1 and (ii) the purchase of the fourteen (14) shares of Common Stock in the Company by SMI form UC as set forth in Section 10, provided that each Party shall continue to have the right under the preceding sentence unless the Party's holding ratio changes even if the holding ratio of another Party has changed. All issuances of capital stock by the Company, including the grant of options or other rights to acquire same, shall include a covenant on the part of the purchaser to vote such shares consistent with this Section 5.1.

    5.2 For the purpose of Subsection 5.1 hereinabove, a change in holding ratio shall not be deemed to have occurred for a given party unless a change in holding ratio occurs due to (i) the sale or transfer by such party of shares of capital stock in the Company, or (ii) the declination by such party to exercise its preemptive right to any new shares of capital stock which it may have pursuant to the Amended Articles when new shares of voting stock are issued by the Company, provided that the preemptive right under this Subsection shall not include the preemptive right of UC or AIR under the Amended Articles to purchase the Preferred B Stock, the preemptive right of SMI to shares of Common Stock which may be issued pursuant to Subsection 11.1(b)(i), or the right of a Party to purchase any new shares of Common Stock for which another shareholder of the Company is entitled to preemptive right but declines to exercise the right.

    5.3 Except as otherwise agreed by the Parties, the Company shall not pay any remuneration to non-full-time Directors, nor shall it bear any traveling costs or expenses for such Directors to attend any meeting of the Board of Directors.

    Section 6.  OFFICERS OF THE COMPANY

    6.1 The officers of the Company shall be one President, one Vice President and such other officers as may be appointed by the Board of Directors.

    6.2 UC shall be entitled to nominate the President of the Company, provided that the appointment of the President shall be subject to the approval of SMI, which approval shall not be unreasonably withheld.

    6.3 SMI shall be entitled to nominate the Vice President in charge of administration of the Company, who at SMI's request shall be appointed a representative director. The appointment of the Vice President shall be subject to the approval of the President. The Parties shall procure that the President shall not unreasonably disapprove of the appointment of the Vice President nominated by SMI.

    6.4 The Party having the right to nominate any Director or officer shall have the right to remove any such Director or officer and nominate a replacement therefor. The Parties shall vote their shares and/or cause their nominees on the Board of Directors to take such actions as are necessary to effectuate the foregoing.

    Section 7.  APPROVAL BY SMI OF CORPORATE ACTIONS

    7.1 No decision on the following matters shall be made and no action therefor shall be taken by the Company without the prior written consent of SMI,
(i) as long as SMI does not sell any shares of Common Stock or Preferred Stock it has subscribed to, and (ii) as long as SMI exercises all the preemptive rights to any new shares of Common Stock (except for the new shares of Common Stock which may be issued pursuant to Subsection 11.1(b)(i)) which it may have pursuant to the Amended Articles when new shares of Common Stock are issued, and
(iii) only in case the Secondary Financing as set forth in Section 11 hereof has occurred, as long as SMI has subscribed to the new five (5) shares of Preferred B Stock to be issued in the Secondary Financing.

         (a)  Amendment of the Articles of Incorporation of the Company;

         (b)  Decrease in capital of the Company;

         (c) Assignment or sale of substantial portion of the Company's business or assets to any person or party;

         (d)  Merger or consolidation of the Company with any party; and

         (e)  Dissolution or liquidation of the Company.

    7.2 For the purpose of Subsection 7.1 hereinabove, the preemptive right shall not include the right to purchase the new shares of Common Stock for which a certain shareholder of the Company is entitled to preemptive rights but declines to exercise the rights, and SMI shall not be deemed to decline to exercise its preemptive rights when all Parties agree not to exercise their preemptive rights so that the Company can issue new shares of Common Stock to any particular party(ies) or person(s).

    Section 8.  OBLIGATIONS OF THE COMPANY TO SMI

    8.1 The Parties agree that the Company shall offer to SMI or its subsidiary (for the purpose of this Section 8.1, collectively referred to as SMI) special discount prices for the Products distributed by the Company to SMI, for a period of five (5) years after the Recapitalization as set forth in Subsection 2.1. The prices so offered to SMI shall be at least twenty-five percent (25%) lower than the prices offered other systems integrators at the time of any such transaction, provided that such transaction is on the same basic terms and conditions, including sales quantity and payment terms. The terms offered hereunder shall be applied to the Products to be sold to SMI only
(i) for SMI's internal use or (ii) for sublicense of the Products by SMI, directly or indirectly to third party end users as part of an application or in combination with another product (in the course of SMI's activities in the capacity of a VAR or a systems integrator).

    8.2 The Parties agree that, immediately after the Recapitalization as set forth in Subsection 2.1, the Company shall organize and thereafter maintain within the Company and at the cost of the Company, a working team whose work is fully dedicated to support SMI's or its subsidiary's system integration business and promote the sales of the Company through SMI or its subsidiaries.

    Section 9.  LICENSE AGREEMENT

    9.1 UC and AIR represent that AIR and Unify have entered into a Master License Agreement and that AIR and the Company have entered into a Sublicense Agreement, both as of July 4, 1990 and amended as of the same date as the date hereof. Notwithstanding the terms of such agreements, UC and AIR hereby represent and warrant that the Company shall at all times have the right to distribute and license the Products as contemplated under the Sublicense Agreement and that no dispute with respect to the Master License Agreement or Sublicense Agreement shall affect the Company's rights to distribute the Products. Even if the scope of the Master License Agreement is narrowed, UJ shall continue to have the right it has had originally under the Sublicense Agreement on the same terms and conditions except to the extent that Unify or its designee has become the licensor of all or part of the rights granted. Without limiting the generality of the foregoing, the Company shall always be provided and maintain complete sets of masters and camera ready copies of all documentation sufficient to permit the Company to exercise its rights to distribute and license the Products. No changes shall be made in the Sublicense Agreement which materially and adversely affect the economic terms of such agreement to the Company without SMI's prior written consent, which consent shall not be unreasonably withheld. The provision in this Section shall survive the termination of this Agreement with respect to UC and/or AIR by reason that it or they cease to be shareholders of the Company.

    9.2 Notwithstanding anything to the contrary contained in the Master License Agreement and the Sublicense Agreement, AIR and Unify agree to provide the Company with additional financial support during each of the fiscal years ending April 30, 1991, 1992 and 1993 as provided in this Section.

         (a) During fiscal 1991 AIR and Unify shall reduce the amount of royalties payable by the Company by three percent (3%) and six percent (6%), respectively, of the Company's Net Product Revenue (as defined in the Sublicense Agreement).

         (b) During each of fiscal 1992 and 1993, AIR and Unify shall record an amount as a potential credit ("Support Credit") in favor of the Company calculated as three percent (3%) and six percent (6%), respectively, of the Company's Net Product Revenue (as defined in the Sublicense Agreement) up to maximum Net Product Revenue of $3.9 and $5.4 million for each of such fiscal years, respectively (the "Target Revenues").


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         (c)  The Support Credit for each such year shall be reduced dollar for dollar for the amount by which the operating results of the Company improve from losses of $145,000 and $27,000, respectively, for each of the applicable fiscal years. Each dollar reduction shall be applied pro rata to the portion of the Support Credit owed by AIR and Unify based upon the percentage of the Support Credit owed by each.

         (d) The amount of the Support Credit for each applicable year, as adjusted pursuant to paragraph (c) hereof, if any, shall be paid by AIR and Unify to the Company within forty-five (45) days following the end of the Company's fiscal year.

Notwithstanding the Support Credits during each of fiscal 1992 and 1993, the Company and AIR shall pay in cash the full amount of royalties payable under the Sublicense Agreement and the Master License Agreement, respectively, in accordance with the terms of such agreements.

    Section 10.  SMI'S PURCHASE OF UNIFY COMMON STOCK AND THE COMPANY'S COMMON
                  STOCK

    As a significant part of consideration of promises and mutual covenants contained in this Agreement;

         (a) Unify shall issue, and SMI shall subscribe to, new shares of common stock in Unify in the number of four hundred thousand (400,000). The total price for the shares plus other consideration offered in connection with the transactions contemplated hereby shall be One Million Two Hundred Thousand US Dollars (US$1,200,000). In connection therewith, the parties shall execute the Stock Purchase Agreement in the form of EXHIBIT III attached hereto, concurrently with the execution of this Agreement, and;

         (b) concurrently with the execution of this Agreement, UC and SMI shall enter into an agreement whereby UC shall sell, and SMI shall


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

              purchase, fourteen (14) shares of Common Stock in the Company held by UC at the price of Fifty Thousand Yen (Y50,000) per share, of which sale of Common Stock AIR shall not exercise the right to purchase them as set forth in Section 4. The sale and purchase of the shares of Common Stock shall be a cash transaction and be closed within the day on which the Recapitalization as set forth in Subsection 2.1 has been completed.

    Section 11.  SECONDARY FINANCING OF THE COMPANY

    11.1 The Parties agree that the Company may issue five (5) shares of Preferred B Stock subject to the following conditions, but not subject to the preemptive rights of the shareholders to new shares in the Company on resolution of the Board of Directors. The issuance of the new five (5) shares of Preferred B Stock pursuant to this Section may be made only once (the "Secondary Financing").

         (a) The resolution of the Board of Directors with respect to the issuance of the new five (5) shares of Preferred B Stock pursuant to this Subsection 11.1 shall be by vote of a majority of the Board and shall not be made within six (6) months after the Recapitalization as set forth in Subsection 2.1, nor shall it be made after five (5) years from such date. Such resolution shall also authorize the issuance of Common Stock which might be issued in accordance with paragraph (b)(i) hereof.

         (b) On such resolution of the issuance of the new shares, SMI shall take either of the following two courses of action and shall notify UC and the Company in writing within thirty (30) days of the date of the Resolution of the Board of Directors; provided that if no election shall be made, the election shall be within the discretion of the Company's Board of Directors:

              (i) to subscribe to the whole new five (5) shares of Preferred B Stock at the price of the then Yen equivalent of Two Hundred Forty Thousand US Dollars (US$240,000) per share. In this event, SMI may, at its sole election within a fourteen (14) day period after the resolution by the Board of

                   Directors of the issuance of the new five (5) shares of Preferred B Stock, request Unify to purchase back the whole shares of common stock in Unify subscribed to pursuant to
                   Section 10 above and then held by SMI, and when SMI so requests, Unify shall purchase back or cause someone else to purchase such shares at the total price of One Million Two Hundred Thousand US Dollars (US$1,200,000) independently of any combination or split of the shares of common stock in Unify which may be made hereafter. The sale and purchase of the common stock in Unify, if it should occur, shall be a cash transaction and shall be closed no later than the closing of subscription of the new five (5) shares of Preferred B Stock. If SMI elects to subscribe to the Preferred B Stock as provided in this paragraph, simultaneously with the closing of such purchase UC and AIR shall have the right to subscribe to eight (8) and two (2) shares of newly issued Common Stock of the Company, respectively, at a price of Y50,000 per share (and SMI hereby waives its preemptive rights with respect thereto); or

              (ii) to require UC to subscribe to the whole new five (5) shares of Preferred B Stock at the price of the then Yen equivalent of Two Hundred Forty Thousand US Dollars (US$240,000) per share. If SMI requires that UC subscribe to the five (5) shares of Preferred B Stock, SMI shall sell to UC and AIR the greater of (a) twelve (12) and one (1) shares of Common Stock of the Company, respectively, at a price of Fifty Thousand Yen (Y50,000) per share or (b) the number of shares of Common Stock corresponding to fourteen percent (14%) of the Company's outstanding voting stock (with UC and AIR purchasing based upon the same ratio provided in the preceding clause) at the price of Fifty Thousand Yen (Y50,000) per share in respect to the first fourteen (14) shares of Common Stock, and, if the number of shares to be sold to UC pursuant to this paragraph exceeds the fourteen
                   (14), with respect to the shares in excess of the first fourteen (14) shares, at the weighted average subscription price of the shares of stock that have been issued by the Company after the Recapitalization and subscribed to by SMI. The sale and purchase of the stock in the Company, if it occurs, shall be a cash transaction and shall be closed no later than the closing of the subscription by UC of the new five (5) shares of Preferred B Stock.

         (c) The subscription of the Preferred B Stock as provided herein shall occur within forty-five (45) days of the date of the Board resolution authorizing same; provided that if SMI has exercised its option to require Unify to repurchase shares of Unify common stock originally acquired by SMI or to purchase the Preferred B Stock, the subscription shall occur within the later of forty-five (45) days after the date to the Board resolution authorizing the subscription or thirty (30) days after SMI notifies Unify of its election.

         (d) The Preferred B Stock shall have the same rights as the Preferred A Stock, provided that the subscription price per share of Preferred B Stock shall be equivalent to the Yen equivalent of Two Hundred Forty Thousand US Dollars (US$240,000). Each of the Parties agrees to take such shareholder actions and cause their nominees to the Board of Directors of the Company to authorize and take such action as are required to effect the creation and call for the subscription of the Preferred B Stock in accordance with the foregoing.

    11.2 In case the Secondary Financing has not occurred within five (5) years after the completion of the Recapitalization, the Company shall refund or otherwise pay to AIR Ninety-Two Thousand Six Hundred Fifty US Dollars (US$92,650), for which payment appropriate measures and procedures shall be discussed in good faith and agreed upon between the Company and AIR.

    Section 12.  EFFECTIVE DATE.

    The effective date of this Agreement (the "Effective Date") shall be the later of (i) the date of execution of this

Agreement, or (ii) the date on which all approvals and clearances of the appropriate Japanese or United States authorities which are required for the effectuation or implementation of this Agreement, if any, have been obtained or completed on terms and conditions acceptable to all the Parties.

    Section 13.  TERM AND TERMINATION

    13.1 This Agreement shall come into effect on the Effective Date and shall continue to be effective until the Company is dissolved for nay reason, or until terminated by a unanimous consent of the Parties; provided, however;

         (a) that, if any Party shall default in the performance of its material obligations under this Agreement, and if such default shall no be corrected within thirty (30) days after the same shall have been called to the attention of the defaulting Party (the "Defaulting Party") by any other Party (the "Complaining Party") by notice, then the Complaining Party, at its option, may thereupon terminate this Agreement only with respect to the Defaulting Party by giving a notice to the Defaulting Party and other non-defaulting Party;

         (b)  that, if:

              (i) voluntary or involuntary proceedings to dissolve or wind up a Party are commenced and not dismissed within ninety (90) days thereafter;

              (ii) any proceeding relating to a Party pursuant to laws for the protection of debtors generally, including the US or Japanese Bankruptcy Code, are commenced and not dismissed within ninety (90) days thereafter;

              (iii)a Party petitions or applies to any tribunal for the
                   appointment of a trustee or receiver of itself or of any substantial part of its assets; or

              (iv) any order is entered in any proceedings against a Party, decreeing the dissolution
                   or split-up of that Party, and such order remains in effect for more than ninety (90) days,

              then, either of the other unaffected Parties (the "Non-Insolvent Party") may, at its option, thereupon terminate this Agreement only with respect to the Party affected by the foregoing procedures (the "Insolvent Party") by giving a notice to the Insolvent Party and other Non-Insolvent Party;

         (c) that, if any Party ceases to be a shareholder of the Company, this Agreement shall terminate as to such Party automatically.

    13.2 In case this Agreement is terminated with respect to a Defaulting or an Insolvent Party (in either case, the "Terminated Party") by reason as set forth in Subsection 13.1(a) or (b) above, the Terminated Party shall be deemed to have made an offer as of such date of termination as set forth in Subsection
4.1 hereof of all the shares of the Company's stock then held by it on the date of the notice of termination by the Complaining Party or the Non-Insolvent Party, as the case may be, except that:

         (a) Such deemed offer may be accepted during a sixty (60) day period after the date on which the offer is deemed to have been made;

         (b) The price shall be the fair market value to be determined and agreed upon by the Parties (including, for this purpose only, the Terminated Party). In case the Parties cannot reach an agreement on such price, the fair market value shall be determined by one or more independent appraisers to be appointed by the agreement of the Parties concerned with the sale and purchase of the shares, or in absence of such agreement on the appraiser(s), by a certified public accountant appointed by the President of the Japanese Institute of Certified Public Accountants on request of any Party concerned.

    Provided that, nothing in this Subsection shall limit or prejudice the right of any non-defaulting Party to claim from the Defaulting Party any damages for the losses incurred by the non-defaulting Party due to any failure of the Defaulting Party to discharge its obligation under this Agreement or to pursue any other remedies available. Provided further, that no termination of this Agreement shall affect the proprietary ownership rights to the Product which shall at all times remain vested in UC nor rights to distribute the Products which shall be governed by the terms of each agreement granting such rights.


    The provisions in this Subsection shall survive the termination of this Agreement with respect to any Party or Parties by reason that it or they cease to be the shareholders of the Company.

    Section 14.  COVENANT OF UC TO SMI

    UC hereby agrees that, in case the Company is dissolved and thereafter
Unify grants any other third party(ies) or person(s) a right or rights to conduct business which the Company was given the right to conduct under the Sublicense Agreement in Japan or conducts such business by UC itself in Japan and provided that SMI is still a Party to this Agreement at the time of such dissolution, UC shall pay to SMI (i) when SMI has not subscribed to the new five
(5) shares of Preferred B Stock to be issued in the Secondary Financing, the then Yen equivalent of One Million Eight Hundred Thousand US Dollars (US$1,800,000), less an amount of proceeds, if any, received by SMI because of its equity ownership in the Company other than any dividend to the Common Stock (which proceeds shall include any Preferred Dividends (as defined in the Amended Articles) or distributions on such stock, liquidation proceeds and with respect to any sale or transfer of such shares the higher of the amount received on transfer or the amount which would have been received had the shares not been transferred; the foregoing collectively referred to as "Proceeds"), (ii) when SMI has subscribed to the new five (5) shares of Preferred B Stock to be issued in the Secondary Financing, the then Yen equivalent of One Million Eight Hundred Thousand US Dollars (US$1,800,000) less an amount, if any, by which SMI's Proceeds exceed an amount of the then Yen equivalent of Three Million US Dollars (US$3,000,000). Such payment may be made in installments and shall not bear interest provided that the total amount of such payment shall have been paid to SMI within five (5) years after the commencement of distribution by the party or person so granted or UC itself. The provision in this Section shall survive any termination of this Agreement by reason of the dissolution of the Company for any reason.

    Section 15.  BUY/SELL OPTIONS

    In case more than fifty percent (50%) of all outstanding voting securities in a Party or Unify (the "Acquired Party") are purchased by any of the third party or parties listed in EXHIBIT IV-1 (in case of UC or Unify being the Acquired Party), EXHIBIT IV-2 (in case of AIR being the Acquired Party) or
EXHIBIT IV-3 (in case of SMI being the Acquired Party) attached hereto, as the case may be, the Parties shall have the right to exercise either of the following options, by giving a written notice to the Acquired Party within sixty
(60) days from the date on which such event has been brought to the attention of the other Parties:

         (a) If UC or Unify is the Acquired Party, each of SMI and AIR shall have the right to sell the shares of the Company's capital stock then held by them to UC.

         (b) If SMI or AIR is the Acquired Party, UC shall have the right to purchase the shares of the Company's capital stock then held by SMI or AIR, as the case may be.

The purchase price for any sale and purchase under this Section 15 shall be the fair market value of the shares to be sold and purchased to be determined in the same manner as set forth in Subsection 13.2. Any sale and purchase of shares in the Company pursuant to this Section shall be a cash transaction and be closed within thirty (30) days after the sixty (60) day period for which a non-Acquired Party may exercise this option.

    Section 16.  EFFECT AND EFFECTUATION OF THIS AGREEMENT

    In the event of any conflict between the provisions of this Agreement and the Amended Articles, the provisions of this Agreement shall govern as among the Parties. Each Party shall cast voting right(s) exercisable by it in the meeting of shareholders, and cause the Director(s) nominated by the Party to cast his or their votes in any meeting of the Board of Directors, in the manner to effectuate the intent of this Agreement without violating any governing laws and regulations or any provision in the Amended Articles.

    Section 17.  ASSIGNMENT

    No Party shall be entitled to assign its interest under this Agreement without the prior written consent of all of the other Parties, except in connection with a transfer of shares in accordance with the provision in the Amended Articles and this Agreement.

    Section 18. CONFIDENTIALITY

    18.1 Each of the parties hereto and their respective representatives will hold in confidence any data and information obtained with respect to any other party, or the business of any other party, from any representative, officer, director or employee of such party, or from any books or records of such party in connection with this Agreement or the transactions contemplated by this Agreement, and shall not use such data and information or disclose the same to others, except if such data or information is (i) published or is a matter of public knowledge, (ii) required by any applicable law or regulation to be disclosed, (iii) acquired from a third party without any confidential restriction or (iv) which was already in possession of the receiving party at the time of receipt. It is understood and agreed that any party's remedies at law for a breach by another party of its obligations under this Section will be inadequate and that the non-breaching party shall, in the event of any such breach, be entitled to equitable relief (including without limitation injunctive relief and specific performance) in addition to all other remedies provided under this Agreement or available to the non-breaching party at law. The obligations and rights of the parties under this Section shall survive any expiration or termination of this Agreement for any reason whatsoever.

    18.2 Without limiting the generality of Section 18.1, each Party agrees to keep in strict confidence the contents and terms of this Agreement and any arrangement contemplated herein, and any disclosure to third parties or public announcement thereof shall, except as required by laws or regulation of Japan or the U.S.A. or any Japanese or U.S. governmental authority, be subject to the prior written consent of the other Parties referred to therein.

    Section 19.  DISPUTES

    19.1 If a claim, dispute or controversy arising out of or in connection with or relating to this Agreement, including but not limited to, a breach or alleged breach of this Agreement arises among the Parties, either during or after the term of this Agreement, any Party shall send to other Parties a written notice describing the substance of such dispute. On such notice, the Parties shall use their best effort to settle the dispute amicably.

    19.2 In case the Parties fail to settle the claim, dispute or controversy amicable pursuant to Subsection 19.1 above, such claim, dispute or controversy shall be submitted by the Parties to arbitration. In case UC is the sole respondent or one of the respondents, the arbitration shall be conducted in San Francisco, California, in accordance with the Commercial Arbitration Rules of the American Arbitration Association. In case SMI or AIR is the sole respondent, or both of them are respondents, the arbitration shall be conducted in Tokyo, Japan, in accordance with the Commercial Arbitration Rules of the Japan Commercial Arbitration Association. The award rendered by the arbitrator will include costs of arbitration, reasonable attorneys' fees and reasonable costs for expert and other witnesses, and judgment on such award may be entered in any court having competent jurisdiction; provided, however, that nothing in this Agreement shall be deemed as preventing any Party from seeking injunctive relief (or any other provisional remedy) from the courts as necessary to protect a Party's name, proprietary information, trade secrets, know-how or any other interests.

    19.3 The provisions in this Section shall survive any termination of this Agreement.

    Section 20.  MISCELLANEOUS

    20.1 All notices, requests, demands and/or other communications required and permitted to be given under this Agreement shall be in writing and sent to the appropriate address shown below or to such other address as the Party to receive the notice may have last designated in writing in the manner herein provided. A notice shall be deemed to have been duly given on the earlier date when actually received, whether delivered by hand or transmitted by telecopier, or seven (7) days after being deposited in the mail, postage prepaid, registered or certified mail, properly addressed as follows:

    Notice Addresses:

    To UC:    UNIFY CORPORATION DELAWARE, INC.
              3870 Rosin Court, Suite 100
              Sacramento, California  95834
              U.S.A.
              Attn:  President
              Telecopier:  916/921-5340

    To AIR:   AIR Co., Ltd.
              1-3-14 Kitahama
              Chuo-ku, Osaka  541
              Japan
              Fax No.:  (011) 816-201-4849
              Attn:  Y. Kitayama
                     President

    To SMI:   SUMITOMO METAL INDUSTRIES, LTD.
              8-4 Kitahama 4-chome
              Chuo-ku, Osaka
              JAPAN
              Attn:  Manager, System Engineering Division
              Telecopier:  06/220-5866

    20.2 This Agreement shall be governed by and construed in accordance with the laws of Japan.

    20.3 This Agreement sets forth the entire agreement and understanding among the Parties with respect to the subject matter of this Agreement and supersedes all prior negotiations, commitments and agreements, expressed or implied, whether oral or in writing, with respect to the subject matter of this Agreement. This Agreement may only be changed or modified by an agreement in writing signed by all of the Parties.

    20.4 If any term, provision, covenant or condition of this Agreement is held by a court or a board of competent jurisdiction to be invalid, void or unenforceable, the rest of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

    20.5 The headings herein are for reference only and shall not affect the construction of this Agreement.

    20.6 If the arrangements provided for in this Agreement expose any Party of the Company to significant tax obligations or legal or business difficulties, the Parties shall discuss in good faith and use their best efforts to come up with alternatives which have the same effect therewith but minimize or eliminate the tax exposure or the legal or business difficulties.

    IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the day and year first above written.




                                       SUMITOMO METAL INDUSTRIES, LTD.


                                       By:     /s/ YOSHISUKE MISAKA
                                          ------------------------------------
                                       Name:   Yoshisuke Misaka
                                       Title:  Director


                                       UNIFY CORPORATION DELAWARE, INC.


                                       By:     /s/ DAVID M. SAYKALLY
                                           ------------------------------------
                                       Name:   David M. Saykally
                                       Title:  President


                                       AIR CO., LTD.


                                       By:     /s/ YOICHI KITAYAMA
                                           ------------------------------------
                                       Name:   Yoichi Kitayama
                                       Title:  President

     Unify Corporation, a California corporation, does hereby agree to guarantee the performance of any and all obligations of UC under this Agreement and to discharge such obligations by itself on behalf of UC in case UC cannot fully discharge such obligation for any reason, including, but not limited to, that UC is under the procedures under Chapter 7 or Chapter 11 of U.S. Bankruptcy Codes. Unify Corporation further agrees that to the extent that the agreement refers to any action to be taken or obligation to be fulfilled by "Unify", Unify Corporation will take such action or perform such obligation.


                                        UNIFY CORPORATION


                                        By:     /s/ DAVID M. SAYKALLY
                                           ------------------------------------
                                        Name:   David M. Saykally
                                        Title:  President

                                                      Exhibit 10.7


                      FIRST AMENDMENT TO JOINT VENTURE AGREEMENT

    This First Amendment to that certain Joint Venture Agreement dated
September 4, 1990 is made this 20th day of June, 1994, between Unify Corporation Delaware, Inc. ("UC"), a corporation organized under the laws of the State of Delaware, Sumitomo Metal Industries, Ltd. ("SMI"), a corporation under the laws of Japan, and AIR Co., Ltd. ("AIR"), a corporation organized under the laws of Japan.

    WHEREAS, UC is a wholly owned subsidiary of Unify Corporation ("Unify"), a corporation organized under the laws of the State of California;

    WHEREAS, on September 4, 1990 the parties entered into that certain Joint Venture Agreement concerning Unify Japan Kabushiki Kaisha (the "Company");

    WHEREAS, the prior agreements concerning distribution of Unify software in Japan have been terminated and superseded by revised distribution agreements;

    WHEREAS, to reflect the changes in the contractual relationships among the parties and the Company, and the revised manner of distribution of Unify products in Japan, the parties now desire to add to and amend certain provisions of the Joint Venture Agreement;

    NOW, THEREFORE, the parties hereto agree as follows:

1. The first sentence of former Section 5.1 of the Joint Venture Agreement shall be amended to read as follows:

    5.1 Notwithstanding the provision in the Amended Articles with respect to cumulative voting, and except as provided in Section 5.3, the Board of Directors shall consist of six (6) directors of which three (3) shall be nominated by UC, two (2) shall be nominated by SMI, and one (1) by AIR, respectively.

2.  A new Section 5.4 shall be added which shall read as follows:

    5.4 The place for the meetings of the Board of Directors of the Company shall rotate between Sacramento, California and Tokyo, Japan. Meetings of the Board of Directors shall not be held more frequently than once each fiscal quarter, unless otherwise agreed by the Parties. Meetings of the Board of Directors may be held by telephonic conference call among the Directors to the extent permitted under the Japanese law.

3. Former Section 6.1 of the Joint Venture Agreement shall be amended to read as follows:

    6.1 The officers of the Company shall be one President, and such other officers as may be appointed by the Board of Directors. The Company shall also have a Statutory Auditor.

4. Former Section 6.2 of the Joint Venture Agreement shall be amended to read as follows:

    6.2 For a one year term following the date of this Amendment, SMI shall be entitled to nominate the President of the Company, provided that the appointment of the President shall be subject to the approval of UC, which approval shall not be unreasonably withheld. Approximately one year after the date of this Amendment, the Company shall hire a new President who shall also become the representative director of the Company in place of the prior SMI nominee. Insofar as possible, the new President shall be unaffiliated with any of the Parties. The President shall have the authority to propose candidates for the executive positions of Controller, Sales and Marketing Manager, and Engineering Manager, subject to the approval of UC and SMI, which approval shall not be unreasonably withheld. UC shall be entitled to nominate the Statutory Auditor.

5.  Former Section 6.3 of the Joint Venture Agreement shall be deleted.

6. The heading of Section 7 shall be amended to read "Approval of Corporate Actions." A new Section 7.3 shall be added which shall read as follows:

    7.3 The Company shall prepare a revenue and profit plan for each fiscal quarter. Such revenue and profit plan shall be subject to advance review and written approval by a corporate officer of Unify. In addition, any borrowings or payments by the Company not included in a plan approved by Unify that individually or in the aggregate to one payee or lender total more than Five Million (5,000,000) Japanese Yen shall also be subject to advance review and written approval by a corporate officer of Unify.

7. Former Section 9.1 of the Joint Venture Agreement shall be amended to read in its entirety as follows:

    9.1 The Parties represent that the Master License Agreement and Sublicense Agreement entered into pursuant to the Joint Venture Agreement have been terminated. UC and AIR further represent that Unify and the Company shall enter into a new Master Distribution Agreement as of the 22nd day of June, 1994 and that AIR and the Company shall enter into a Subdistribution Agreement immediately upon the execution of the Master Distribution Agreement, both of which replace the terminated Master License and Sublicense Agreements.

8.  A new Section 9.3 shall be added which shall read as follows:

    9.3 SMI shall endeavor to provide a sound capital flow for the Company that will ensure that the Company can satisfy its current obligations and liabilities incurred in the normal course of its business operations. In the event that SMI and the Company contemplate the use of a financing method that creates a legal debt or contractual commitment payable by the Company to SMI or any third party, then the proposed method shall be reviewed and approved jointly by corporate officers of SMI, Unify and the Company. Further, any repayment obligations arising from the approved financing method assumed by the Company shall be structured in such a manner to allow the Company to continue the payment of all its financial commitments and obligations in a timely manner and in the normal course of its business. The specific terms and conditions of the written debt instrument or contract to be signed by the Company which documents the financing method utilized by the Company shall be approved in writing jointly by a corporate officer of SMI and Unify prior to execution by the Company. In no event shall either SMI or Unify be required to provide any financial guarantee or other security for the financial debt or contractual commitment entered into by the Company, without the prior written consent of a corporate officer of such party.
    If the power of attorney granted to SMI by UC pursuant to the Limited Revocable Power of Attorney executed between UC and SMI on the 20th day of June, 1994 should be revoked by UC as permitted therein, then the obligation to endeavor to provide a sound capital flow for the Company as stated above thereafter shall not be primary to SMI, but shall be implemented, in mutual consultation and cooperation, together with UC, who will thereafter, as a majority owner of the Company, share with SMI, this obligation and requirement. With respect to any legal debt or contractual commitment executed by the Company prior to the revocation of such power of attorney, the terms for repayment of such debt or commitment by the Company shall not be altered or accelerated by the fact or occurrence of such revocation.

9.  Former Section 11 of the Joint Venture Agreement shall be deleted.

10. The words "Sublicense Agreement" in the fourth to fifth line of former
Section 14 of the Joint Venture Agreement shall be replaced by "terminated July 4, 1990 Sublicense Agreement."

11. Section 20.1 shall be amended to reflect the following address and facsimile number for UC.

    Unify Corporation Delaware, Inc.
    3901 Lennane Drive
    Sacramento, California  95834-1922

    U.S.A.
    Attn:  President
    Facsimile:     1-916-928-6412

12. The parties agree to amend the Articles of Incorporation and Directors' Regulations of the Company as necessary to comply with this Amendment to the Joint Venture Agreement.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the day and year first above written.


Unify Corporation Delaware, Inc.


By /s/
  ---------------------------------
Its President and CEO
   --------------------------------


Sumitomo Metal Industries, Ltd.


By /s/
  ---------------------------------
Its Director
   --------------------------------


Air Co., Ltd.


By /s/
  ---------------------------------
Its President
   --------------------------------